Exhibit 5.3

Reply to the Attention of	Terry W. Peterman
Direct Line	613.232.7171 ext. 101
Direct Fax	613.231.3191
Email Address	terry.peterman@mcmillan.ca
July 14, 2011
Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, MO 63105

- and -

Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102-2750

Ladies and Gentlemen:
Re:	Brown Shoe Company of Canada Ltd/Chaussures Brown du Canada Ltée
We have acted as counsel to Brown Shoe Company of Canada Ltd/Chaussures Brown du Canada Ltée (“Brown Canada”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Brown Shoe Company, Inc. (the “Company”) and Sidney Rich Associates, Inc., Brown Group Retail Inc., Brown Shoe International Corp., Buster Brown & Co., Bennett Footwear Group LLC, American Sporting Goods Corporation, The Basketball Marketing Company, Inc., Edelman Shoe, Inc. and Shoes.com, Inc. and Brown Canada (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the offer by the Company (the “Exchange Offer”) to exchange US$200,000,000 in aggregate principal amount of its 7.125% Senior Notes due 2019 (the “Exchange Notes”) for US$200,000,000 aggregate principal amount of the Company’s issued and outstanding 7.125% Senior Notes due 2019 (the “Original Notes”), together with the guarantee thereof by the Guarantors under the Indenture, dated as of May 11, 2011 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of May 11, 2011 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and the Initial Purchasers (as defined therein).
In connection here with, we have examined:
a)	the Indenture;

b)	the Original Notes;

c)	the Registration Rights Agreement; and

d)	the form of the Exchange Notes (the “Exchange Notes”).
In addition to our review of the Indenture, the Original Notes, the Exchange Notes and the Registration Rights Agreement, we have examined such other documents and made such other investigations and inquiries as we considered necessary in order to provide the opinion contained herein. In particular, we have relied upon a Certificate of Compliance dated July 14, 2011, issued by Industry Canada in respect of Brown Canada together with such other corporate and public records and we have made such other investigations, searches and inquiries and have researched such matters of law as we have considered necessary or appropriate to provide the opinions hereinafter expressed.
With respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed, facsimiles or photostatic copies. We have assumed that the Trustee has authenticated the Original Notes and will, prior to issuance thereof, authenticate the Exchange Notes.
We have assumed that the Indenture has been duly authorized, executed and delivered by each other party thereto and constitutes a legal, valid and binding obligation of each other party thereto, enforceable against each party thereto in accordance with its terms.
We have assumed that the terms of the Indenture will be interpreted and understood under the laws of the State of New York to have the same meaning and content as they would under the laws of the Province of Ontario.
The opinions in this letter are limited to the laws of the Province of Ontario and the laws of Canada applicable therein and are based upon legislation and regulations in effect on the date hereof.
Based and relying upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:
1.	Brown Canada is a corporation amalgamated and existing under the Canada Business Corporations Act (Canada).

2.	The execution and delivery by Brown Canada of the Indenture and the performance by Brown Canada of its obligations thereunder are within its corporate power and the Indenture has been duly authorized by all necessary corporate action on the part of Brown Canada.

3.	The Indenture has been duly executed and delivered by Brown Canada and constitutes a valid and binding obligation of Brown Canada enforceable in accordance with its terms.
The foregoing opinions are subject to the following qualifications:

a)	enforcement may be limited by laws of general application affecting creditors’ rights, including without limitation, the common law with respect to creditors’ obligations (such as the obligation of a creditor to act reasonably and in good faith) and bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and limitation of action laws;

b)	enforcement is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court;

c)	any provision of the Indenture which imposed an obligation upon Brown Canada to pay costs and expenses of enforcement are subject to the discretion of the court in awarding costs;

d)	enforcement of the Indenture may be limited by the fact that a judgment of a Canadian court may be awarded only in Canadian currency;

e)	the parties to the Indenture (other than Brown Canada) or the Exchange Notes may be required to give Brown Canada a reasonable time to repay following a demand for payment prior to taking any action to enforce their right of repayment or before exercising any of the rights and remedies expressed to be exercisable by them under the Indenture;

f)	we express no opinion as to the enforceability of any provision of the Indenture which:
i)	purports to establish evidentiary standards;

ii)	purports to waive or effect any rights to notices;

iii)	relates to the delay or omission of the enforcement of remedies by or on behalf of the parties thereto (other than Brown Canada);

iv)	purports to sever invalid, ineffective or unenforceable provisions of the Indenture; or

v)	purports to permit any party (other than Brown Canada) to enter, take possession of, use, sell or dispose of property of Brown Canada without obtaining a court order authorizing such action or complying with the Personal Property Security Act (Ontario) to the extent that it is applicable;
g)	the enforceability of any indemnity provision in the Indenture may be limited by applicable law to the extent it directly or indirectly related to liabilities imposed on any other party to the Indenture by law for which it would be contrary to public policy to require Brown Canada to indemnify such party;

h)	the provisions for the payment of interest under the Indenture may not be enforceable if those provisions provide for the receipt of interest at a “criminal rate” within the meaning of Section 347 of the Criminal Code (Canada);

i)	no opinion is expressed as to the binding nature or enforceability of any provision of the Indenture which purports to require payment of interest after default at a rate higher than the rate payable before default or in circumstances where no interest was payable before default; and

j)	the enforceability of each of the Indenture is subject to the limitations contained in the Limitations Act, 2002 (Ontario) and we express no opinions as to whether a court may find that any provision of Indenture will be unenforceable as an attempt to vary or exclude a limitation period under such Act.
This opinion is being furnished to you solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior, written consent, and this opinion may not be relied upon by you for any other purpose or by any other person in any manner or for any purpose.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours truly,
/s/ McMillan LLP
McMILLAN LLP